EXHIBIT 18




May 10, 1995




Mr. Michael D. Fullwood
Executive Vice President and
Chief Financial Officer
Witco Corporation
One American Lane
Greenwich, Connecticut

Dear Sir:

Note B of Notes to the condensed consolidated financial statements of Witco Corporation and Subsidiary Companies included in its Form 10-Q for the three month period ended March 31, 1995 describes a change in the method of accounting used under Dollar Value LIFO from LIFO Double Extension to LIFO Link Chain. You have advised us that you believe that the change is to a preferable method in your circumstances because it is the predominant method used in the industry and will mitigate the impact of volume fluctuations on results of operations.

There are no authoritative criteria for determining a "preferable" method of accounting for inventory based upon the particular circumstances; however, we conclude that the change in the method of accounting for inventory is to an acceptable method which, based on your business judgment to make this change for the reasons cited above, is preferable in your circumstances. We have not conducted an audit in accordance with generally accepted auditing standards of any financial statements of the Company as of any date or for any period subsequent to December 31, 1994, and therefore we do not express any opinion on any financial statements of Witco Corporation and Subsidiary Companies subsequent to that date.



                                                      Very truly yours,

                                                      /s/ Ernst & Young LLP

                                                      ERNST & YOUNG LLP
                                                      Stamford, Connecticut